PURCHASE AND SALE

AGREEMENT BETWEEN

EMPIRE RESIDENTIAL OPPORTUNITY FUND III, LLC

AS "SELLER'

AND

AMERICAN HOUSING INCOME TRUST

AS "PURCHASER"

FOR

25 Arizona Single Family Residences

THIS PURCHASE AND SALE AGREEMENT dated effective for all purposed as of February 15th 2016 ("Effective Date'), is between EMPIRE RESIDENTIAL OPPORTUNITY FUND III, LLC, a Delaware limited liability company ("Seller"), and AMERICAN HOUSING INCOME TRUST ("Purchaser"). Purchaser and Seller are sometimes referred to individually or collectively as a "Party" or the "Parties," respectively.

ARTICLE 1
DEFINITIONS

1.1 Definitions. Terms defined in the preamble of this Agreement have their assigned meanings, and the following terms have the meaning assigned to them:

1.1.1 "Agreement" means this Purchase and Sale Agreement and all schedules, amendments, and exhibits attached to it, as each is amended from time to time

1.1.2 "Closing" has the meaning set forth in Section 5.1.

1.1.3 "Closing Date" means the date that is ten days following the Inspection Period, or any other date that is mutually agreed upon in writing by the Parties.

1.1.4 "Deed" has the meaning set forth in Section 5.4.1.

1.1.5 "Earnest Money" has the meaning set forth in Section 2.5.

1.1.6 "Escrow Agent" means Security Title Agency (Jason Bryant), 3636 N. Central Avenue, Third Floor, Phoenix, AZ 85012; email: jbryant@securitytitle.com .

1.1.7 "Improvements" has the meaning set forth in Section 2.1.2.

1.1.8 "Inspection Approval Notice" means written notice of Purchaser's election to proceed with the transaction according to Section 4.3.

1.1.9 "Inspection Period" means the period beginning at 12:01 a.m. MST on the day after the Effective Date and ending at 11:59 a.m. MST on the thirty fifth day thereafter.

1.1.10 "Land" has the meaning set forth in Section 2.1.1.

1.1.11 "Leases" has the meaning set forth in Section 2.1.4.

1.1.12 "Objection(s)" means one or more matters disclosed in the Title Commitment with which the Purchaser is unsatisfied.

1.1.13 "Permitted Matters" has the meaning set forth in Sections 3.2 and 3.3.2.

1.1.14 "Personal Property" has the meaning set forth in Section 2.1.3.

1.1.15 "Property" means the Land, the Improvements, the Personal Property and the Leases, individually and collectively.

1.1.16 "Purchase Price" has the meaning set forth in Section 2.3.

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1.1.17 "Rent Roll" has the meaning set forth in Section 2.1.4.

1.1.18 "Rents" means all payments due and payable to the landlord by tenants under the Leases.

1.1.19 "Seller's Broker" has the meaning set forth in Section 9.1.

1.1.20 "Service Agreements" has the meaning set forth in Section 2.15(a).

1.1.21 "Title Company" shall mean the title insurance underwriter for Escrow Agent.

1.1.22 "Title Defect Notice" has the meaning set forth in Section 3.2.

1.1.23 "Title Policy" has the meaning set forth in Section 3.4.

ARTICLE 2
PURCHASE AND SALE

2.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

2.1.1 those certain subdivided lots situated in Maricopa County, Arizona, listed in Exhibit A (the exact legal description of which shall be provided by Seller to Escrow Agent upon opening of Escrow), together with all the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances upon or in any way appertaining to such property, including any mineral rights, any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way, subject to modification as set forth in Section 2.1.6 (the property described in this Section 2.1.1 is referred to collectively as the "Land");

2.1.2 all of Seller's right, title and interest in and to all improvements and fixtures now or hereafter attached to the Land and used in connection therewith, including, without limitation, the twenty five single family houses located on the Land and all water, sewer, other utility connections relating to the Land, all mechanical systems, fixtures and equipment, heating, ventilating and air conditioning equipment, electrical systems and lighting, plumbing equipment and fixtures, floor coverings, storm windows and doors, keys and any other articles of realty and all other facilities used to provide any utility or other service to the Land (collectively, the "Improvements");

2.1.3 all of Seller's right, title and interest in and to all tangible personal property located upon the Land or within the Improvements which is owned by Seller (if any), including, without limitation and to the extent not considered an Improvement, appliances, window coverings, lighting fixtures and garage door openers (excluding cash and excluding personal property owned by tenants under the Leases) present on the Land or otherwise used exclusively in connection with the Land and the Improvements (collectively, the "Personal Property");

2.1.4 all of Seller's right, title and interest in and to each of those certain residential leases and all amendments and modifications thereto (collectively, the "Leases") that are listed and more fully described in the rent roll provided on Exhibit B (the "Rent Roll"), which Rent Roll shall be updated as of the Closing Date and shall include, among other things, a column indicating which tenants, if any, have been in

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breach of a Lease within the nine (9) months prior to the date hereof and a column indicating the status of any Lease in default;

2.1.5 all of Seller's right, title, and interest in and to all assignable service contracts and agreements relating to the management, leasing, upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property approved by Purchaser in writing during the Inspection Period which will extend beyond the Closing Date and be assumed by Purchaser (if any, collectively, the "Service Agreements").

2.1.6 If pursuant to any provision of this Agreement Purchaser has the right and elects not to purchase one or more of the subdivided lots listed on Exhibit A prior to the Closing (whether due to a title issue, a vacancy, an inspection issue, a casualty or otherwise), such subdivided lot(s) and all Improvements, Personal Property, and Leases attributable thereto, shall be deleted from the Property to be purchased by Purchaser and the Purchase Price shall be reduced by the amount attributable to such lot(s) on Exhibit A. The Parties may, but are not required to, substitute a different lot for any such lot so deleted from this transaction under terms mutually agreed upon in writing.

2.2 Permitted Matters. The Property shall be conveyed with marketable title subject only to the matters which are Permitted Matters pursuant to Article III. Possession of the Property shall be delivered at the Closing, subject to rights of tenants under the Leases.

2.3 Purchase Price. Seller shall sell and Purchaser shall purchase the Property for Four Million Four Hundred and Forty Three Thousand Two Hundred Ninety Eight Dollars and 52/100 ($4,443,298.52) (as may be adjusted herein, the "Purchase Price"), such amount to be allocated among the lots as set forth on Exhibit A. The portion of the Purchase Price attributable to the included Personal Property is insignificant and has not been specifically allocated by the Parties.

2.4 Payment of Purchase Price. The Purchase Price, as increased or decreased by proration and adjustments as set forth in this Agreement, shall be paid to Seller in cash or immediately available funds at Closing. Purchaser's funds necessary to close the purchase and sale of the Property shall be deposited with Escrow Agent at or prior to Closing.

2.5 Earnest Money.

2.5.1 No later than one business day after the date of the full execution and delivery of this Agreement, Purchaser shall deposit with Escrow Agent, the sum of Twenty Five Thousand Dollars ($25,000.00) (the "Initial Deposit"). If Purchaser sends the Inspection Approval Notice as provided in Sections 4.3 and 4.4, Purchaser shall simultaneously deposit with Escrow Agent an additional earnest money deposit of Fifty Thousand Dollars ($50,000) (the "Additional Deposit"). The Earnest Money will be applied to the Purchase Price at Closing.

2.5.2 Escrow Agent shall hold the Earnest Money in an interest bearing account, at the highest available interest rate, meeting the liquidity requirements of this Agreement at a federally insured banking institution. All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. If Purchaser fails to deliver the Earnest Money to Escrow Agent within the time period specified in this Agreement, this Agreement shall terminate automatically, unless otherwise agreed by Seller in writing, in Seller's sole discretion.

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2.6 Delivery to Escrow Agent. Upon mutual execution of this Agreement, the Parties shall deposit an executed copy of this Agreement with Escrow Agent and this Agreement will (along with such supplementary instructions that are consistent with this Agreement delivered by either Party to Escrow Agent) serve as escrow instructions to Escrow Agent for the consummation of the purchase and sale contemplated by this Agreement. Seller and Purchaser shall execute such additional escrow instructions as Escrow Agent may reasonably require, provided that the additional instructions are consistent with the provisions of this Agreement.

ARTICLE 3
TITLE

3.1 Title. The Parties hereby instruct Escrow Agent to have Title Company deliver to Purchaser an Owner's Commitment for issuance of an ALTA Standard Coverage Title Insurance Policy issued by Title Company in the amount of the Purchase Price, together with legible copies of all instruments it references (collectively the "Title Commitment"). The Title Commitment will set forth the status of the title of the Land and Improvements and will be in form and content acceptable to Purchaser.

3.2 Title Review. Purchaser shall have thirty days following the Effective Date (the "Title Objection Period") within which to object to any matter shown in the Title Commitment. If Purchaser has Objections to the Title Commitment, then Purchaser is entitled to give written notice of such Objections (the "Title Defect Notice") to Seller on or before the last day of the Title Objection Period. If Purchaser does not deliver to Seller a Title Defect Notice on or before the last day of the Title Objection Period, the title exceptions shown in the Title Commitment shall be deemed to be Permitted Matters.

3.3 Seller Action Following Timely Defect Notice.

3.3.1 If Purchaser timely delivers a Title Defect Notice, Seller may, in Seller's sole discretion, elect to do any of the following: (a) cure as to some or all of such Objections, which cure may be accomplished any time prior to Closing (or at Closing, using Seller proceeds from this sale); or (b) cause Title Company to insure against or endorse over some or all of said Objections at the Closing; or (c) take no action. Seller shall give Purchaser written notice of Seller's election or elections no later than five (5) days after Seller's timely receipt of a Title Defect Notice from Purchaser. Seller's failure to provide such a notice before the end of the five day period will be deemed to be Seller's notice that Seller will take no action with respect to any matters which are the subject of Purchaser's Objections as set forth in the Title Defect Notice.

3.3.2 If Purchaser is dissatisfied with Seller's election to take no action under Section 3.3.1, or if Seller elected to cure Purchaser's Objections or cause Title Company to insure over such Objections and Seller fails to complete such cure or fails to have Title Company insure over such Objections, Purchaser may (a) elect to waive any such Objection(s) and proceed to Closing by delivering written notice to Seller within five days of receiving notice of Seller's election (or at the end of Seller's period in which to so elect if no written election is made by Seller), in which event all such uncured title Objections shall become Permitted Exceptions; or (b) take no action in which event this Agreement shall automatically terminate without any requirement of action by Purchaser, and in the event of such termination, Seller and Purchaser shall be relieved of any further obligations (including any claim for damages) under this Agreement, except for provisions of this Agreement that expressly survive termination of this Agreement and Purchaser shall receive the entirety of the Earnest Money then held by Escrow Agent, including any interest accrued thereon.

3.4 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser title to the Property as will enable Title Company to issue to Purchaser a single ALTA Standard Owner's Policies of

Title Insurance covering the Property in the amount of the Purchase Price, or, at Purchaser's election, separate policies of title insurance for each Property in the full amount of the Purchase Price allocated to the individual lots comprising the Property as set forth on Exhibit A (individually and collectively, the "Title Policy"), in each case free and clear of all liens and encumbrances other than Permitted Matters. Purchaser shall pay the premium for such Title Policy and any extended coverage or endorsements to the Title Policy and Seller shall have no obligation in connection therewith; provided, however Seller shall pay the cost of any endorsements procured by Seller to remediate any title objections raised in Purchaser's Title Defect Notice. The issuance of extended coverage title insurance or additional endorsements shall not be a condition of Purchaser's obligation to complete the Closing.

ARTICLE 4
PROPERTY INSPECTION

4.1 Delivery of Documents. If, as of the Effective Date, Seller has not already provided to Purchaser the following information regarding the Property that is in Seller's possession or control, Seller shall deliver (unless otherwise set forth in this Agreement) all of the following within five (5) days following the Effective Date:

4.1.1 all Service Agreements, if any;

4.1.2 copies of the Leases;

4.1.3 a current Rent Roll;

4.1.4 all environmental reports and surveys, if any, to the extent readily available to Seller; and

4.1.5 copies of all of the most recent inspection reports from Seller's property manager (or any other third party inspector retained by Seller) for each house included in the Property.

4.2 Purchaser's Inspection. During the Inspection Period Purchaser shall conduct such due diligence as it determines to be appropriate to assess whether the purchase of the Property meets Purchaser's criteria. In that regard Purchaser may examine all documents and information related to ownership and operation of the Property including, but not limited to those items delineated in Section 4.1, subject however to the following provisions (unless otherwise permitted by Seller):

4.2.1 Purchaser shall not conduct an on-site inspection of any of the lots comprising the Property without first providing Seller notice at least forty-eight (48) hours in advance of the proposed inspection. Purchaser understands that advance notice to Tenants is required for inspections and no such inspections will be conducted without giving the Tenants of any such occupied houses the advance notice required by the terms of the respective Leases. Purchaser shall conduct any on-site inspection of occupied houses in the presence of a representative of Seller. Purchaser shall limit its inspection of the interiors of occupied houses to no more than fifteen of such houses. To enable Seller to provide requisite notice to Tenants (presumably at least 14 days, unless Seller advises Purchaser to the contrary), Purchaser shall provide a list of the 15 houses Purchaser desires to inspect and dates on which Purchaser wants such inspections to take place. Seller will use reasonable efforts to schedule such inspections and Seller and Purchaser shall mutually cooperate to arrange such inspections and to take into account schedules and availability of Tenants, so as to minimize inconvenience to such Tenants. If Purchaser is unable to meet a pre-arranged schedule for inspection, Seller shall not be obligated to inconvenience the Tenant by

rescheduling such inspection. In conducting any physical inspection, Purchaser and Purchaser's representatives or agents shall not:

(a) unreasonably interfere with the use of the Property by Seller or the Property's Tenants (and Purchaser understands that inspection of occupied properties may require coordination with the Tenants, which may cause delays);

(b) cause any material damage to the Property in any material respect;

(c) perform any invasive testing, including environmental inspections, without obtaining Seller's prior written consent, which may be given or withheld in Seller's sole discretion.

Following each entry by Purchaser with respect to invasive testing on the Property, Purchaser shall restore the Property to a condition which is as near as possible to its original condition as existed prior to any such testing. Purchaser shall indemnify, defend and hold Seller harmless for, from and against any claim for actual liabilities, costs, expenses (including reasonable attorneys' fees actually incurred) damages or injuries arising out of or resulting from the testing of the Property by Purchaser or its agents. The provisions of this paragraph shall survive Closing and any applicable earlier termination of this Agreement.

4.2.2 Prior to Purchaser entering the Property to conduct the invasive testing described above, Purchaser shall obtain and maintain, at Purchaser's sole cost and expense, the following insurance coverage: general liability insurance in the amount of at least One Million and No/100 Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence, which insurance shall name Seller as an additional insured and shall provide coverage against any claim for personal liability or property damage caused by Purchaser, its agents, employees, or contractors in connection with such testing.

4.3 Approval Notices; Automatic Termination. Purchaser may inspect the Property pursuant to Section 4.2 to determine, in Purchaser's sole discretion, whether Purchaser is satisfied with the results of such investigation. If Purchaser is satisfied with the condition of the Property, then on or before expiration of the Inspection Period, Purchaser shall deliver the Inspection Approval Notice to Seller, together with the Additional Deposit.

4.4 Partial Approval. If Purchaser is satisfied with some of the inspections but not all and Purchaser elects to go forward to purchase some of the Properties but not all, Purchaser shall deliver to Seller the Inspection Approval Notice which shall specify which Properties Purchaser is electing not to purchase. In such event, this transaction shall continue but the identified Properties will not be included and the Purchase Price shall be reduced as set forth in Section 2.1.6 above.

4.5 Failure to Timely Deliver the Inspection Approval Notice. If Purchaser fails to deliver the Inspection Approval Notice (whether for all the Property or just some of the Properties) prior to the end of the Inspection Period:

(a) it shall be deemed that Purchaser has elected not to purchase the Property and the Earnest Money shall be promptly returned to Purchaser, and

(b) Seller and Purchaser shall be relieved of any further obligations (including any claim for damages) under this Agreement, except for provisions of this Agreement that expressly survive termination of this Agreement.

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Except as otherwise provided in Section 4.4, if Purchaser delivers an Approval Notice subject to any condition(s), including but not limited to a condition that Seller remedy any condition of the Property or resolve any issue relating to a Lease, or that Seller accept a Purchase Price Adjustment, such conditional Approval Notice will not be deemed to be an Approval Notice for purposes of this Agreement unless within five days of receipt Seller in writing agrees to satisfy any such conditions; otherwise, the above termination provisions of this Section 4.5 shall apply.

ARTICLE 5
CLOSING

5.1 Time and Place. The parties shall conduct an escrow closing (the "Closing") for this transaction on the Closing Date. In the event the Closing does not occur on the Closing Date, Escrow Agent shall, unless it is notified by both Seller and Purchaser to the contrary no later than three business days after the Closing Date, return to each Party the items that Party deposited except for the Earnest Money, which shall be provided to the appropriate Party according to the terms of this Agreement. Any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to close.

5.2 Closing Process. At Closing, Seller and Purchaser shall perform the obligations set forth in Sections 5.4 and 5.5, respectively. The performance of Seller's and Purchaser's respective obligations are concurrent obligations. The Closing will be consummated through an escrow administered by Escrow Agent. The Purchase Price then payable and all documents shall be deposited with Escrow Agent for Closing in conformance with the terms of this Agreement.

5.3 Non-Foreign Certification. Escrow Agent will prepare an affidavit confirming that Seller is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act, and Seller shall sign it on or before Closing.

5.4 Seller's Obligations at Closing. At Closing, Seller shall deliver to Purchaser possession and occupancy of the Property (subject to the rights of Tenants under the Leases). At Closing, Seller shall deliver to Escrow Agent:

5.4.1 a duly executed special warranty deed for each individual Property in the form of Exhibit C (the "Deed");

5.4.2 two (2) duly executed counterparts of a bill of sale in the form of Exhibit D;

5.4.3 two (2) duly executed counterparts of an assignment and assumption agreement as to the Leases in the form of Exhibit E, with an updated Rent Roll attached thereto;

5.4.4 a duly executed original of the notice for each individual Property in the form of Exhibit F, copies of which Seller or its property manager shall send to the Tenants under the Leases informing such Tenants of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable, any security deposit) and directing that all rent and other sums payable under the Lease after the Closing must be paid as set forth in the notice;

5.4.5 such evidence as Escrow Agent may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

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5.4.6 the originals of the Leases together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, including all tenant applications for those Tenants having leases in effect at the Closing; and

5.4.7 such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement and as may be reasonably required by Escrow Agent.

5.5 Purchaser's Obligations at Closing. At Closing, Purchaser shall deliver to Escrow Agent:

5.5.1 the full amount of the Purchase Price, as increased or decreased by proration and adjustments made according to the terms of this Agreement, in immediately available funds, and the Earnest Money will be applied towards payment of the Purchase Price according to the terms of this Agreement;

5.5.2 two (2) duly executed counterparts of the instruments described in Section 5.4.2 and 5.4.3;

5.5.3 such evidence as Escrow Agent may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

5.5.4 such additional documents as may be reasonably required to consummate the transaction contemplated by this Agreement and as may be reasonably required by Escrow Agent.

5.6 Escrow Agent's Obligations at Closing. At Closing, Escrow Agent shall:

5.6.1 at such time as Escrow Agent holds and is irrevocably obligated to deliver the Purchase Price to Seller, record each Deed (or, if so elected by Purchaser, a master deed for all the Properties) in the Official Records of Maricopa County, Arizona.

5.6.2 deliver to Seller the Purchase Price, as adjusted according to the terms of this Agreement;

5.6.3 deliver to Seller and Purchaser fully executed counterparts of the instruments described in Sections 5.4.1, 5.4.2, 5.4.3, and 5.4.4, as applicable; and

5.6.4 deliver to Seller and Purchaser signed settlement statements prepared by Escrow Agent and which shall have been approved by Seller and Purchaser prior to Closing (such approval not to be unreasonably withheld or delayed).

5.7 Credits and Prorations. The Purchase Price will be subject to credits and prorations at Closing according to the terms of this Section 5.7. The provisions of this Section 5.7 shall survive Closing.

5.7.1 Standard Credits and Prorations. The following will be apportioned with respect to the Property as of 12:01 a.m. MST, on the day following the Closing:

(a) rents collected pursuant to the Leases through and including the day Closing, in accordance with an updated Rent Roll to be prepared by Seller (and delivered to Escrow Agent and Purchaser) not more than two business days prior to Closing;

(b) real property taxes and homeowner assessments levied against the Property;

(c) gas, electricity and other utility charges for unoccupied houses (if any); and

(d) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.

5.7.2 Security Deposit Credits and Prorations. Notwithstanding anything to the contrary in Section 5.7.1, Seller shall deliver or credit to Purchaser any security deposits, pet deposits (whether refundable or non-refundable), prepaid rents and unearned non-refundable fees then held pursuant to the Leases in effect at the Closing.

5.7.3 Utility Company Credits and Prorations. Notwithstanding anything to the contrary in Section 5.7.1, Purchaser shall credit to the account of Seller all refundable cash or other deposits posted by Seller (not Tenants under Leases) with, and verified by, utility companies serving the Property.

5.7.4 Unpaid and Delinquent Rent Credits and Prorations. Unpaid and delinquent rents owing under the Leases in effect at the Closing shall not be prorated at Closing. Unpaid and delinquent rents collected by Seller or Purchaser after the Closing Date shall be delivered as follows:

(a) if Seller collects any unpaid or delinquent rents for the Property, Seller shall, no later than ten (10) days after receiving the same, deliver to Purchaser any such rents which Purchaser is entitled to receive under this Agreement relating to rents accruing after the Closing Date; and

(b) if Purchaser collects any unpaid or delinquent rents for the Property, Purchaser shall, no later than ten (10) days after receiving the same, deliver to Seller any such rents which Seller is entitled to receive under this Agreement by reason of such rents relating to the period and actions taken prior to the Closing Date.

(c) All rents received by Purchaser after the Closing Date shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. All rents received by Seller after the Closing Date shall be applied first to delinquent rentals, if any, in inverse order of maturity. Purchaser shall make a good faith effort after the Closing to collect all rents in the usual course of Purchaser's operation of the Property, but Purchaser is not obligated to institute any lawsuit or other collection procedures to collect delinquent rents. In the event that there shall be any rents which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year-end common area expense reimbursements), then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing will, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Purchaser shall remit to Seller the portion applicable to Seller. Purchaser shall have an exclusive right to collect any sums due from Tenants under the Leases. The provisions of this Section 5.7.4 will survive the Closing for twelve (12) months.

5.8 Closing Costs. Closing costs for this transaction will be paid according to the terms of this Section 5.8.

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5.8.1 Costs Paid by Seller. Seller shall pay the following:

(a) the fees of any counsel representing it in connection with this transaction;

(b) Title Company's premium for any title endorsements authorized by Seller to cure any title objections of Purchaser.

(c) Recording costs to remove any existing encumbrances; and

(d) any escrow charges due to specific closing requests of Seller, such as delivery fees or notary costs which may be charged by Escrow Agent.

5.8.2 Costs Paid by Purchaser. Purchaser shall pay the following:

(a) the fees of any counsel representing Purchaser in connection with this transaction;

(b) all escrow fees, recording costs and other closing costs charged by Escrow Agent and Title Company, except for those included in Section 5.8.1;

(c) all Home Owners or Property Owners Association ("HOA") transfer and disclosure fees in order to register the Property in the name of Purchaser on the books of the applicable HOA; and

(d) all title insurance coverage and all costs associated with any additional endorsements expressly requested by Purchaser except for the obligations of Seller under Section 5.8.1(b) of this Agreement.

All other costs and expenses incident to this transaction and its Closing shall be paid as customary in the location of Closing as reasonably determined by Escrow Agent in good faith.

ARTICLE 6
REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1 Representations and Warranties of Seller. Seller represents and warrants Purchaser to the following:

6.1.1 Organization and Authority. Seller is a limited liability company duly formed and validly existing under the laws of Delaware and is authorized to do business in the State of Arizona. The person signing this Agreement on behalf of Seller is authorized to do so. All requisite action necessary to authorize Seller to enter into this Agreement and to carry out its obligations under this Agreement has been, or by Closing will have been, taken.

6.1.2 Pending Actions. To Seller's knowledge, other than possible de minimus claims for delinquent HOA assessments or HOA/municipal claims for landscaping violations (the "De Minimus Claims") there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Property, Seller in connection with the Property, or the transaction contemplated by this Agreement. All De Minimus Claims shall be satisfied by the Closing.

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6.1.3 Leases. Seller is the lessor or landlord or the successor lessor or landlord under the Leases and has provided a true, correct and complete copy of each Lease to Purchaser, in addition to a true, correct and complete Rent Roll as of the Effective Date and as of the Closing Date. Except as set forth in the Rent Roll as it may be amended and updated through Closing, to Seller's knowledge, each Lease is in full force and effect and in compliance with all applicable laws in all material respects, and there are no other leases or occupancy agreements affecting the Property. No Lease contains a purchase option.

6.1.4 Condemnation. To Seller's knowledge, no condemnation proceedings relating to the Property are pending nor has Seller received notice from any applicable governmental authority threatening condemnation of the Property.

6.1.5 Violations. Other than possible De Minimus Claims (all of which shall be resolved by the Closing Date), to Seller's knowledge, (i) there exists no uncured violation of any federal, state or local law relating to the use or operation of the Property; and (ii) the Declarations of Covenants, Conditions and Restrictions applicable to the respective residential houses comprising the Property do not prohibit the leasing of such houses.

6.1.6 Service Agreements. The only Service Agreement in effect is a management/leasing agreement with Metropolitan Real Estate ("Metropolitan"), which shall be terminated as of the Closing and transitioned to the property manager identified by Purchaser. Notwithstanding anything herein to the contrary, Seller acknowledges that Seller shall remain responsible for all amounts owed to Metropolitan or otherwise relating to the Metropolitan Service Agreement.

6.1.7 Bankruptcy. Seller has not:

(a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors,

(b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non- judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or

(c) made an assignment for the benefit of creditors.

6.1.8 Transfer of Property. Seller has the right to transfer and sell the Property to Purchaser and, upon consummation of the Closing, to the knowledge of Seller, the Property will be delivered to Purchaser free and clear of all liens, claims, encumbrances, and possessory interests, except for Permitted Matters and the possessory rights of Tenants under the Leases.

6.1.9 Property Type. Each Property consists of a contiguous parcel of real property with a detached single family residence, and no Property is a mobile home, manufactured home, condominium unit, or townhouse.

6.2 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 6.1 shall survive Closing for a period of six (6) months. No claim for a breach or untruth of any of Seller's representations or warranties will be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to the Effective Date. Seller agrees to protect, indemnify, defend and hold harmless Purchaser for,

from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys' fees) in connection with a breach or untruth of any representation or warranty made by Seller under this Agreement. The indemnification contained in the prior sentence shall survive the Closing for a period of six months.

6.3 Seller's Covenants. Seller covenants to Purchaser that from the Effective Date until the Closing or earlier termination of this Agreement, Seller shall:

(a) operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the Effective Date, including to perform Seller's customary turn maintenance/repair on any vacated Property;

(b) not execute any new Lease for a period in excess of twelve (12) months; and

(c) continue its current marketing efforts to lease or renew all dwelling units at the Property at market rental rates (or above), subject to provision of market-appropriate concessions if deemed appropriate by Seller's management/leasing company provided such concessions apply only during the first month of the Lease.

6.4 Representations, Warranties and Covenants of Purchaser. Purchaser represents and warrants to Seller the following:

(a) Organization and Authority. Purchaser is a LLC duly formed and validly existing under the laws of Maryland. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser's obligations under this Agreement. All requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations under this Agreement have been, or by Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(b) Pending Actions. To Purchaser's knowledge, Purchaser has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

ARTICLE 7
DEFAULT AND REMEDIES

7.1 Default by Purchaser. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER UNDER THIS AGREEMENT, THEN SELLER WILL RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES. THE PARTIES AGREE THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER'S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS

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REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. PURCHASER'S OBLIGATIONS UNDER SECTIONS 4.2.1, 9.1, AND 11.13 ARE NOT LIMITED BY THIS SECTION, ALL OF WHICH SURVIVE THE TERMINATION OF THIS AGREEMENT. THIS PROVISION FOR LIQUIDATED DAMAGES DOES NOT APPLY TO ANY DAMAGES SUSTAINED BY SELLER IF PURCHASER BREACHES THIS AGREEMENT AND THEREAFTER CLAIMS ANY RIGHT, TITLE OR INTEREST IN THE PROPERTY OR ANY PORTION THEREOF.

7.2 Default by Seller. IF THE SALE IS NOT CONSUMMATED DUE TO ANY UNCURED DEFAULT BY SELLER UNDER THIS AGREEMENT, THEN PURCHASER, AT PURCHASER'S OPTION, WILL BE ENTITLED TO (A) RECEIVE THE REIMBURSEMENT OF ITS THIRD PARTY OUT OF POCKET EXPENSES (NOT TO EXCEED $10,000) AND THE RETURN OF THE EARNEST MONEY, WHICH RETURN OPERATES TO TERMINATE THIS AGREEMENT AND RELEASE SELLER FROM ANY AND ALL LIABILITY UNDER THIS AGREEMENT, OR (B) SEEK SPECIFIC PERFORMANCE OF SELLER'S OBLIGATIONS HEREUNDER, INCLUDING EXECUTION OF THE DOCUMENTS REQUIRED TO CONVEY THE PROPERTY TO PURCHASER, AND/OR DAMAGES IF THE PROPERTY IS NO LONGER AVAILABLE, IN ANY WHICH EVENT THE PROVISIONS OF SECTION 11.14 SHALL BE APPLICABLE. PURCHASER SHALL HAVE FORTY-FIVE DAYS FOLLOWING THE DATE UPON WHICH CLOSING WAS TO HAVE OCCURRED TO FILE SUIT FOR SPECIFIC PERFORMANCE HEREUNDER. IN THE EVENT PURCHASER HAS NOT FILED SUCH SUIT WITHIN SUCH PERIOD, PURCHASER SHALL BE DEEMED TO HAVE ELECTED TO TERMINATE THIS AGREEMENT AND RECEIVE THE REIMBURSEMENT OF ITS EXPENSES AND RETURN OF THE EARNEST MONEY AS ITS EXCLUSIVE REMEDY. SELLER'S OBLIGATIONS UNDER SECTIONS 9.1, AND 11.13 ARE NOT LIMITED BY THIS SECTION, ALL OF WHICH SURVIVE THE TERMINATION OF THIS AGREEMENT.

7.3 Curative Rights. If either Party defaults under this Agreement, the other Party shall provide the defaulting Party with written notice detailing the default and required curative action (a "Default Notice"). If the noticed default is not cured within five (5) business days following delivery of the Default Notice, the non-defaulting Party may exercise its respective rights under Sections 7.1 or 7.2 above.

ARTICLE 8
RISK OF LOSS

8.1 Risk of Loss. If on or after the Effective Date but prior to Closing, any Property is fully or partially damaged or destroyed by fire, earthquake, landslide, tornado, windstorm, hurricane, tsunami, rain, flood, snow, freeze, infestation, vandalism, negligent or intentional acts of occupants or others, or any other cause whatsoever, or if any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to any Property, or if a portion of a Property is taken pursuant to any action of any governmental authority, then, unless the Parties shall otherwise agree in writing, at Purchaser's election, (i) each affected individual Property shall be removed from Exhibit A and the definition of "Property" and shall not be sold or transferred to Purchaser at Closing, and the Purchase Price shall be reduced by the amount of the Purchase Price allocated to such removed asset as set forth on Exhibit A; or (ii) Purchaser may elect to complete the Closing on such affected individual Property, in which event Purchaser shall be entitled to all casualty insurance proceeds to which Seller is entitled. If Purchaser fails to make either such election in writing, Purchaser shall be deemed to have elected option (i) above. Subject to the foregoing, Seller shall bear the risk of any loss or damage to the Property on and after the Effective Date until Closing.

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ARTICLE 9
COMMISSIONS

9.1 Agency Disclosure. With respect to the transaction contemplated by this Agreement, Seller represents and warrants that its sole broker is Camelback Real Estate Associates, Inc. ("Seller's Broker"). Seller shall pay any commission due or owing to Seller's Broker as a result of the Closing of the transaction contemplated by this Agreement according to the terms and conditions of a separate agreement between Seller and Seller's Broker. Purchaser is represented in this transaction by Core Performance Realty, LLC ("Purchaser's Broker"). If and only if this transaction closes and Purchaser's Broker is licensed and legally entitled to be paid compensation for this transaction, Seller shall pay Purchaser's Broker a commission equal to three percent of the Purchase Price, payable through Escrow at the Closing. Purchaser represents and warrants that other than Seller's Broker and Purchaser's Broker, Purchaser has not dealt with any other real estate broker, sales person or finder in connection with the purchase of the Property and no such other person is entitled to any commission finder's fee, broker's fee or similar compensation in connection with the Closing of the transaction contemplated by this Agreement. If any person or entity, other than Seller's Broker or Purchaser's Broker, makes a claim for brokerage commissions or finder's fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of one of the Parties or its representatives, that Party will protect, indemnify, defend and hold harmless the other Party for, from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys' fees) in connection with such claim. Seller will indemnify, defend and hold harmless Purchaser from any claims made by Seller's Broker. The provisions of this paragraph survive Closing or any termination of this Agreement.

ARTICLE 10
PROPERTY CONDITION AND ASSUMPTION OF RISK

10.1 Property Condition; Assumption of Risk. **THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED OR WILL CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SELLER'S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, AS SUCH MAY BE LIMITED BY THIS AGREEMENT, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER'S AGENTS OR REPRESENTATIVES, AND PURCHASER ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. EXCEPT AS PROVIDED OTHERWISE IN THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION,WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE LEASES, THE TENANTS UNDER THE LEASES, STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION OF IT, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY RIGHTS OF**

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PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (d) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSEOF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (e) THE FINANCIAL CONDITION OR PROSPECTS OF THE TENANTS AND (f) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS.

10.2 Purchaser Experience. Purchaser represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property. Purchaser acknowledges and agrees that it will have the opportunity to conduct such inspections, investigations and other independent examinations of the Property and related matters, including but not limited to the physical and environmental conditions thereof, during the Inspection Period and will rely upon same and not upon any statements of Seller or of any officer, director, partner, employee, agent or attorney of Seller, except for those statements provided in this Agreement. All information provided to Purchaser by Seller will be obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of these items or other such information furnished to Purchaser, except for items and information provided herein or delivered in connection with this Agreement. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to in this Agreement. PURCHASER, WITH PURCHASER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT OF THESE STATEMENTS. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SUBSECTION 10.2 WILL EXPRESSLY SURVIVE CLOSING AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

ARTICLE 11
MISCELLANEOUS

11.1 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated by this Agreement or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel.

11.2 Confidentiality. Seller acknowledges that Purchaser is subject to the reporting requirements of the Securities Exchange Act of 1934, and as a result, has an obligation to produce this Agreement, and any exhibits or amendments hereto. To the extent not in the public domain, all documents and information delivered or disclosed to one Party by the other Party, and all negotiations in connection with this Agreement will remain confidential. Purchaser and Seller shall only disclose such information to those parties who are required to know the same, such as employees or investors of the Parties, accountants, affiliates, auditors, lenders, representatives, regulators, rating agencies, consultants, insurers, current management/leasing agents and attorneys.

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11.3 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, (d) legible facsimile transmission, or (e) electronic mail transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance with this Agreement, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided in this Agreement, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that the sending party obtains confirmation of valid and accurate transmission thereof, or in the case of electronic mail transmission upon receipt of sender of confirmation of delivery thereof or actual receipt by recipient's data server; provided, however, if any such fax or email is delivered on a Saturday, Sunday or holiday on which Escrow Agent is not open for business, delivery shall be deemed to have occurred on the first day which follows that is not a Saturday, Sunday or holiday. Notices to Escrow Agent shall be as set forth in Section 1.1.6. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Purchaser:

AMERICAN HOUSING INCOME TRUST
34225 N. 27th Dr., Bldg. 5, Suite 238
Phoenix, AZ 85085
Attention: Jeff Howard
Telephone: 623-551-5808
Facsimile: 623-551-5830
Email: Jeff@AHITrust.com

If to Seller:

EMPIRE RESIDENTIAL
OPPORTUNITY FUND III, LLC
Address: 6617 N. Scottsdale Road, Suite 101
Address: Scottsdale, AZ 85250
Attention: Richard Felker
Telephone: 480-951-2207
Facsimile: 602-951-3123
Email: rjf@theempiregroupllc.com

11.4 Binding Effect. This Agreement shall not be binding in any way upon either Party unless and until both parties execute and deliver the same to the other Party.

11.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the Parties against whom enforcement of any waiver, change, modification or discharge is sought.

11.6 Time Periods. Time is of the essence of this Agreement. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday on which Escrow Agent is closed for business in Arizona, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local

time in the location of the Property. As used in this Agreement, the term "business day" shall mean a day other than a Saturday, Sunday or legal holiday on which Escrow Agent is closed for business in Arizona.

11.7 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the Parties; provided, however, Purchaser shall not be permitted to make any assignment of this Agreement without giving Seller at least five business days advance notice. No such assignment shall relieve a Party of its obligations under this Agreement.

11.8 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes all prior written or oral agreements, inducements and understandings between the Parties pertaining to such subject matter.

11.9 Further Assurances. Each Party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other Party to consummate more effectively the purposes or subject matter of this Agreement. The provisions of this Section 11.9 survive Closing.

11.10 Counterparts; Electronic/Facsimile Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. In order to expedite the transaction contemplated herein, telecopied or other electronic facsimiles of signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied or electronic facsimile document and are aware that the other Party will rely on the telecopied or electronic facsimile signatures.

11.11 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.12 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF ARIZONA AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF ARIZONA WITHOUT REGARD FOR ITS LAWS REGARDING CONFLICTS OF LAWS. SELLER AND PURCHASER IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN ARIZONA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN ARIZONA. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 11.12 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

11.13 Attorneys' Fees. In the event any Party brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement, the prevailing Party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, recover reasonable attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all reasonable attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to judgment obtained in any such suit or proceeding).

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11.14 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including, without limitation, Title Company or any broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing. The provisions of this Section 11.14 shall survive the closing of the transaction contemplated by this Agreement.

11.15 Exhibits and Schedules. The following schedules or exhibits attached to this Agreement shall be deemed to be an integral part of this Agreement:

(a)	Exhibit A	List of properties comprising the Land
(b)	Exhibit B	Rent Roll (as of Effective Date)
(c)	Exhibit C	Form of Special Warranty Deed
(d)	Exhibit D	Form of Bill of Sale
(e)	Exhibit E	Form of Assignment and Assumption of Leases
(f)	Exhibit F	Form of Notice to Tenant

11.16 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection of this Agreement.

11.17 Construction. The Parties acknowledge that the Parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of its exhibits or amendments.

11.18 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted under this Agreement, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated in this Agreement to survive the termination of this Agreement.

The Parties hereto have executed and delivered this Agreement on the last date below, but to be effective as of the Effective Date.

SELLER:
EMPIRE RESIDENTIAL OPPORTUNITY FUND III, LLC, a Delaware Limited Liability Company

By: [signature] Date: 2.16, 2016
Richard Felker, on behalf of Seller's Manager,
ROF Management, LLC, a Delaware limited liability company

PURCHASER:
AMERICAN HOUSING INCOME TRUST

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By: [signature] Date: 2/16, 2016
Name: Jeff Howard
Title: President and CEO

RECEIPT AND ACKNOWLEDGEMENT:

ESCROW AGENT:

SECURITY TITLE AGENCY

By: ____________________

Name: ____________________

Title: ____________________

EXHIBIT A

The address list of properties comprising the Land and the portion of the Purchase Price allocated to each property is set forth on this Exhibit A. Legal descriptions of the individual properties will be set forth in the title commitments issued by Escrow Agent.

FUND	Address	City	State	Zip Code	Subdivision	Year Built	Sq. Ft	Beds	Baths	Garage	Pool Y/N	2016 Current Rent	Lease Start	Lease End	Asking Price	Selling Price	Green River BPO	Bair Rental Turn BPO	Selling Price Value $/Ft	
3	84 N 225th Dr	Buckeye	AZ	85326	Sundance	2006	1,298	3	2	2	N	$775.00	5/1/2014	4/30/2016	$130,000.00	$127,992.20	$130,000.00	$135,000.00	$98.61	7.27%
3	15476 W Port au Prince Ln	Surprise	AZ	85379	Countryside	2001	1,362	3	2	2	Y	$1,100.00	9/23/2013	9/30/2016	$173,000.00	$170,328.08	$139,000.00	$155,000.00	$125.06	7.75%
3	6630 W Hess St	Phoenix	AZ	85043	Arizona Meadows	2004	1,653	3	2	2	N	$925.00	2/1/2012	1/31/2016	$160,000.00	$157,528.86	$153,000.00	$159,900.00	$95.30	7.05%
3	2924 S 72nd Ln	Phoenix	AZ	85043	Sienna Vista	2005	1,762	4	2	2	N	$1,050.00	1/1/2015	12/31/2016	$170,000.00	$167,374.42	$160,000.00	$164,900.00	$94.99	7.53%
3	22325 W La Pasada Blvd	Buckeye	AZ	85326	Sundance	1831	1,831	4	2	2	Y	$1,000.00	2/1/2015	1/31/2016	$158,000.00	$155,559.75	$145,000.00	$150,000.00	$84.96	7.71%
3	6209 S 31st Dr	Laveen	AZ	85041	Laveen Village	2005	1,900	3	2	2	N	$1,025.00	3/18/2014	3/31/2016	$180,000.00	$177,219.97	$158,000.00	$174,900.00	$93.27	6.94%
3	8212 S 74th Ave	Laveen	AZ	85339	Laveen Meadows	2006	1,905	4	2	2	N	$1,125.00	1/1/2013	12/31/2016	$180,000.00	$177,219.97	$171,000.00	$167,500.00	$93.03	7.62%
3	9020 W Preston Ln	Tolleson	AZ	85353	91st Ave & Lower Buckeye	2005	2,025	3	2.5	2	N	$1,025.00	3/1/2014	2/28/2016	$170,000.00	$167,374.42	$172,000.00	$164,900.00	$82.65	7.35%
3	2531 S 90th Dr	Tolleson	AZ	85353	91st Ave & Lower Buckeye	2005	2,025	4	3	2	N	$1,025.00	6/1/2011	6/30/2016	$173,000.00	$170,328.08	$163,000.00	$164,900.00	$84.11	7.22%
3	3749 W St Kateri Dr	Phoenix	AZ	85041	Amber Ridge Heights	2006	2,035	4	2.5	2	N	$1,125.00	5/27/2011	5/31/2016	$181,000.00	$178,204.53	$172,000.00	$179,900.00	$87.57	7.58%
3	12473 W Montebello Ave	Litchfield Park	AZ	85340	Wigwam Creek North	2003	2,035	4	2.5	2	N	$1,100.00	1/1/2014	12/31/2016	$185,000.00	$182,142.75	$165,000.00	$179,900.00	$89.51	7.25%
3	3121 W Dunbar Dr	Phoenix	AZ	85041	Laveen Village	2006	2,040	3	2	2	N	$1,075.00	4/1/2014	3/31/2016	$180,000.00	$177,219.97	$183,000.00	$179,900.00	$86.87	7.28%
3	3429 W Apollo Rd	Phoenix	AZ	85041	Southern Views	2008	2,040	4	2.5	2	N	$1,060.00	2/1/2015	1/31/2016	$168,000.00	$165,405.31	$170,000.00	$179,900.00	$81.08	7.69%
3	7220 W Pioneer St	Phoenix	AZ	85043	Sienna Vista	2006	2,048	4	3	2	N	$1,150.00	12/1/2012	8/31/2016	$185,000.00	$182,142.75	$175,000.00	$174,900.00	$88.94	7.58%
3	6553 W Winslow Ave	Phoenix	AZ	85043	Meadows	2002	2,071	3	2	2	N	$1,000.00	4/28/2011	4/30/2016	$170,000.00	$167,374.42	$168,000.00	$174,900.00	$80.82	7.17%
3	4639 W Burgess Ln	Laveen	AZ	85339	Rogers Ranch	2004	2,108	4	3	2	N	$1,125.00	6/24/2011	6/30/2016	$180,000.00	$177,219.97	$180,000.00	$174,900.00	$84.07	7.62%
3	3701 W Nancy Ln	Phoenix	AZ	85041	Vista Rio	2005	2,113	4	2.5	2	N	$1,100.00	3/29/2014	3/31/2016	$175,000.00	$172,297.20	$170,000.00	$179,900.00	$81.54	7.66%
3	11151 W Del Rio Ln	Avondale	AZ	85323	Durango Park	2005	2,304	4	2.5	2	N	$1,150.00	2/1/2015	1/31/2016	$180,000.00	$177,219.97	$179,000.00	$179,900.00	$76.92	7.79%
3	8815 W Magnolia St	Tolleson	AZ	85353	91st Ave & Lower Buckeye	2005	2,363	5	3	2	N	$1,150.00	3/1/2015	2/28/2016	$179,000.00	$176,235.42	$165,000.00	$179,900.00	$74.58	7.83%
3	5139 W Shumway Farm Rd	Laveen	AZ	85339	Laveen Crossing	2368	2,368	4	2.5	2	N	$1,200.00	8/1/2011	8/31/2016	$205,000.00	$201,833.86	$200,000.00	$185,000.00	$85.23	7.13%
3	4702 N. 91st Ln	Phoenix	AZ	85037	Terracita	2002	2,427	4	2.5	2	N	$1,225.00	09/01/13	8/31/2016	$185,000.00	$182,142.75	$185,000.00	$199,900.00	$75.05	8.07%
3	5310 W Grenadine Rd	Laveen	AZ	85339	River Walk Villages	2002	2,462	5	3	2	N	$1,250.00	11/1/2014	10/31/2016	$205,000.00	$201,833.86	$200,000.00	$199,900.00	$81.98	7.43%
3	4310 S 104th Ln	Tolleson	AZ	85353	Sunset Farms	2006	2,783	4	3	2	N	$1,350.00	2/1/2014	8/31/2016	$210,000.00	$206,756.63	$197,000.00	$214,900.00	$74.29	7.84%
3	10519 W Whyman Ave	Tolleson	AZ	85353	Estrella Park	2003	3,110	3	2.5	3	Y	$1,300.00	6/6/2011	6/30/2016	$221,000.00	$217,586.74	$213,500.00	$214,900.00	$69.96	7.17%
3	6519 S 34th Dr	Phoenix	AZ	85043	Southern Views	2005	3,182	4	2.5		N	$1,325.00	12/1/2015	11/30/2016	$210,000.00	$206,756.63	$185,000.00	$209,900.00	$64.98	7.69%
							53,250					$27,735.00			$4,513,000.00	$4,443,298.52	$4,298,500.00	$4,445,500.00	$83.44	7.49%

VA